Calculation of Filing Fee Tables
S-8
COLLEGIUM PHARMACEUTICAL, INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share - Collegium Pharmaceutical, Inc. 2025 Equity Incentive Plan	457(a)	1,600,000	$ 29.09	$ 46,544,000.00	0.0001531	$ 7,125.89
Total Offering Amounts:						$ 46,544,000.00		$ 7,125.89
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,125.89
Offering Note
[1]	(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 shall be deemed to cover any additional shares of common stock, $0.001 par value per share (the "Common Stock"), of Collegium Pharmaceutical, Inc., a Virginia corporation (the "Registrant"), which become issuable under the Collegium Pharmaceutical, Inc. 2025 Equity Incentive Plan (the "2025 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant. (2) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's common stock as reported on The Nasdaq Global Select Market on June 2, 2025. (3) Represents the number of shares of Common Stock available for issuance under the 2025 Plan.